Exhibit 10.2

AMENDMENT TO RESTRICTED STOCK AWARD AGREEMENT

Agreement entered as of the 18th day of January by and between Warner Music Group Corp., a Delaware corporation (the “Parent”) and Lyor Cohen (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Parent and the Executive have entered into a Restricted Stock Award Agreement dated as of March 15, 2008 (the “Restricted Stock Award Agreement”); and

WHEREAS, the Parent and the Executive desire to amend the Restricted Stock Award Agreement as provided herein.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Section 3(a) (i) of the Restricted Stock Award Agreement is hereby amended to read in its entirety as follows:

(i) “Except as otherwise provided in this Agreement, the Restricted Shares shall vest and become non-forfeitable, (x) upon the achievement of both the “Service Condition” and “Performance Condition” (each as defined below) with respect to all or any portion of the Restricted Shares described in the “Second Tranche” and “Third Tranche” (as described below), and (y) upon the achievement of the “Service Condition” only with respect to all or any portion of the Restricted Shares described in the “First Tranche” and the “Fourth Tranche” (as described below).

The Restricted Shares shall be divided into four “Tranches” as follows”

(1) “First Tranche” shall mean 1,250,000 of the Restricted Shares;

(2) “Second Tranche” shall mean 125,000 of the Restricted Shares;

(3) “Third Tranche” shall mean 125,000 of the Restricted Shares; and

(4) “Fourth Tranche” shall mean 250,000 of the Restricted Shares.

(A) Service Condition. The “Service Condition” shall be deemed satisfied with respect to each of the “First Tranche”, “Second Tranche” and “Third Tranche” in equal annual installments with respect to 20% of the Restricted Shares covered by each such Tranche on the day immediately prior to each of the first, second, third, fourth, and fifth anniversaries of the Effective Date (i.e., the Service Condition shall be deemed satisfied in 20% equal annual installments on March 14 of 2009, 2010, 2011, 2012, and 2013, respectively), provided that the Executive remains employed with the Company on each such date (subject to Section 3(a)(iii) below). The “Service Condition” shall be deemed satisfied with respect to the Fourth Tranche on March 1, 2014 (each of the service vesting dates with respect to the First, Second, Third and Fourth Tranches, a “Service Vesting Date”), provided that the Executive remains employed with the Company on such date (subject to Section 3(a)(iii) below). (For the avoidance of doubt, the Executive must remain employed with the Company beyond the current expiration date set forth in the Executive’s employment agreement with the Company in order for the Executive to be employed on the March 1, 2014 Service Vesting Date.)

(B) Performance Condition. The “Performance Condition” shall be deemed satisfied with respect to each of the “Second Tranche” and “Third Tranche” of Restricted Shares described below upon the achievement at any time prior to the fifth anniversary of the Effective Date of the corresponding performance hurdle described below, in each case, provided that the Executive is employed with the Company at the time such Performance Condition is met (subject to Section 3(a)(iii)(D) below).

“Second Tranche”: The Performance Condition for the Second Tranche of the Restricted Shares will be satisfied upon achievement of the $7 Performance Hurdle;

“Third Tranche”: The Performance Condition for the Third Tranche of the Restricted Shares will be satisfied upon achievement of the $8 Performance Hurdle;

For purposes of illustrating the vesting terms described in this Section 3(a)(i) for the Restricted Shares covered by the Second Tranche and the Third Tranche, on each Service Vesting Date, an amount of Restricted Shares equal to the product of 20% multiplied by the number of Restricted Shares covered by each Tranche (if any) with respect to which the relevant Performance Condition has been satisfied shall become vested and non-forfeitable. Additionally, upon the achievement of any Performance Condition with respect to either the Second Tranche or the Third Tranche following the date on which one or more of the 20% incremental portions of the Service Condition has been satisfied, an additional amount of Restricted Shares equal to the product of the number of Restricted Shares covered by such Tranche multiplied by the percentage of the Service Condition which has been previously attained shall become vested and non-forfeitable.

2. Section 3(a)(ii) of the Restricted Stock Award Agreement is hereby amended to read in its entirety as follows:

“(ii) For the purpose of this Section 3(a), and also as and if used elsewhere in this Agreement, the following terms shall have the following meanings:

(A) “$7 Performance Hurdle” shall mean the Common Stock achieving an average closing stock price of at least $7.00 per share over 60 consecutive trading days on the New York Stock Exchange or such other primary stock exchange with which the Common Stock is listed and traded (or quoted in the Nasdaq) (an “Exchange”).

(B) “$8 Performance Hurdle” shall mean the Common Stock achieving an average closing stock price of at least $8.00 per share over 60 consecutive trading days on an Exchange.”

3. Section 3(b) of the Restricted Stock Award Agreement is hereby amended by adding the words “, as applicable” after the words “Performance Condition” on the second line thereof.

4. A new Section 3(i) of the Restricted Stock Award Agreement is hereby added to read as follows:

(i) Certain Adjustments. In the event of any stock or extraordinary cash dividend or other recapitalization transaction as described in Section 13 of the Plan, the Committee shall equitably adjust the Performance Conditions in a manner intended to avoid the enlargement or diminution of rights hereunder and in a manner intended to comply with Section 162(m) of the Code, to the extent applicable; provided that, in the event of an extraordinary cash dividend with respect to the Company’s Common Stock, the Performance Conditions shall be adjusted to reflect a reduction in each performance hurdle equal to the per share amount of such extraordinary dividend.

5. All other provisions of the Restricted Stock Award Agreement shall remain unchanged and in full force and effect.

6. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

WARNER MUSIC GROUP CORP.

/s/ Lyor Cohen	By:	/s/ Paul Robinson
LYOR COHEN

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